Exhibit 99.2

PART I

ITEM 1.	BUSINESS

Background

News Corporation, a Delaware corporation, is a diversified global media company with operations in the following six industry segments: (i) Cable Network Programming; ii) Filmed Entertainment; (iii) Television; (iv) Direct Broadcast Satellite Television; (v) Publishing; and (vi) Other. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Continental Europe, Australia, Asia and Latin America. For financial information regarding News Corporation’s segments and operations in geographic areas, see “Item 8. Financial Statements and Supplementary Data.” Unless otherwise indicated, references in this Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “Annual Report”) to “we,” “us,” “our,” “News Corporation” or the “Company” means News Corporation and its subsidiaries.

In December 2007, the Company completed its acquisition of Dow Jones & Company, Inc. (“Dow Jones”) pursuant to the Agreement and Plan of Merger, dated as of July 31, 2007, by and among the Company, Ruby Newco LLC, a wholly-owned subsidiary of the Company (“Ruby Newco”), Dow Jones and Diamond Merger Sub Corporation, as amended (the “Merger Agreement”). Pursuant to the Merger Agreement, each outstanding share of Dow Jones common stock was converted into the right to receive, at the election of the holder, either (x) $60.00 in cash or (y) 2.8681 Class B common units of Ruby Newco. Each Class B common unit of Ruby Newco is convertible into a share of News Corporation Class A common stock, par value $0.01 per share (“Class A Common Stock”).

In February 2008, the Company closed the transactions contemplated by the share exchange agreement (the “Share Exchange Agreement”) with Liberty Media Corporation (“Liberty”), whereby Liberty exchanged its entire interest in the Company’s common stock (approximately 325 million shares of Class A Common Stock and 188 million shares of News Corporation Class B common stock, par value $0.01 per share (“Class B Common Stock”)) for 100% of the stock of a wholly-owned subsidiary of the Company whose holdings consisted of the Company’s approximate 41% interest (approximately 470 million shares) in The DIRECTV Group, Inc. (“DIRECTV”) constituting the Company’s entire interest in DIRECTV, three of the Company’s Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) and approximately $625 million in cash.

In February 2009, the Company, two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the “Permira Newcos”) and the Company’s then majority-owned, publicly-held subsidiary, NDS Group plc (“NDS”), completed a transaction pursuant to which all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on The NASDAQ Stock Market, were acquired for per share consideration of $63 in cash. As part of the transaction, approximately 67% of the NDS Series B ordinary shares held by the Company were exchanged for $63 per share in a mix of approximately $1.5 billion in cash and a $242 million vendor note. Immediately prior to the consummation of the transaction, the Company owned approximately 72% of NDS through its ownership of all of the outstanding NDS Series B ordinary shares. As a result of the transaction, NDS ceased to be a public company and the Permira Newcos and the Company now own approximately 51% and 49% of NDS, respectively.

In June 2010, the Company announced that it had proposed to the board of directors of British Sky Broadcasting Group plc (“BSkyB”), in which the Company currently has an approximate 39% interest, to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction. There can be no assurance that the Company will make a final binding offer to BSkyB.

The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30 in each year. Through its predecessor, the Company was incorporated in 1979 under the Company Act 1961 of South Australia, Australia. At June 30, 2010, the Company had approximately 51,000 full-time employees. The Company’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and its telephone number is (212) 852-7000. The Company’s website is www.newscorp.com. The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available, free of charge, through the Company’s website as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). Such reports may also be obtained without charge from the Company, and paper copies of any exhibits to such reports are also available for a reasonable fee per page charge to the requesting stockholder. Any materials that the Company filed with the SEC also may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Special Note Regarding Forward-Looking Statements

This document and the documents incorporated by reference into this Annual Report, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contain statements that constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operations. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. More information regarding these risks, uncertainties and other factors is set forth under the heading “Item 1A. Risk Factors” in this Annual Report. The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review this document and the other documents filed by the Company with the SEC. This section should be read together with the Consolidated Financial Statements of News Corporation and related notes set forth elsewhere in this Annual Report.

BUSINESS OVERVIEW

The Company is a diversified global media company, which manages and reports its businesses in the six segments described below.

Cable Network Programming

The Company produces and licenses news, business news, sports, general entertainment and movie programming for distribution through cable television systems and direct broadcast satellite operators in the United States and internationally.

FOX News. FOX News owns and operates the FOX News Channel, a 24-hour all news national cable channel currently available to over 98 million U.S. households according to Nielsen Media Research, as well as the FOX Business Network which is currently available to over 56 million U.S. households.

FOX News also produces a weekend political commentary show, FOX News Sunday, for broadcast on local FOX television stations throughout the United States. FOX News, through its FOX News Edge service, licenses news feeds to FOX Affiliates and other subscribers to use as part of local news broadcasts throughout the United States and abroad. FOX News also produces and runs the websites, FOXNews.com and FOXBusiness.com, and owns and produces the national FOX News Radio Network, which licenses news updates, long form programs and the FOX News Talk Channel to local radio stations and to satellite radio providers.

FSN. Fox Sports Net, Inc. (“FSN, Inc.”) is the largest regional sports network (“RSN”) programmer in the United States, focusing on live professional and major collegiate home team sports events. FSN, Inc.’s sports programming business currently consists primarily of ownership interests in 12 RSNs, including numerous sub-regional feeds (the “FSN RSNs”) and National Sports Programming, which operates FSN (“FSN”), a national sports programming service. FSN, Inc. also is affiliated with, through FSN, an additional nine RSNs that are not owned by FSN, Inc. (the “FSN Affiliated RSNs”). FSN provides the FSN RSNs and the FSN Affiliated RSNs with national sports programming, featuring original and licensed sports-related programming, as well as live and replay sporting events. The FSN RSNs and the FSN Affiliated RSNs currently have approximately 84 million subscribers and have rights to telecast live games of 68 of 82 U.S. professional sports teams in MLB, the National Basketball Association and the National Hockey League; collegiate conferences; and numerous college and high school sports teams.

FX. Currently reaching over 96 million U.S. households according to Nielsen Media Research, FX is a general entertainment network that telecasts a growing roster of original series, as well as acquired television series and motion pictures. FX’s lineup for the 2010-2011 season includes the critically acclaimed Rescue Me, Sons of Anarchy and Justified. Also included in the 2010-2011 season line-up is the sixth season of the comedy series It’s Always Sunny in Philadelphia, the second season of Archer and The League and the first season of Lights Out, Louie and Terriers. Current syndicated series include That ‘70s Show, Spin City, Malcolm in the Middle, The Bernie Mac Show and beginning in fall 2010, Two and a Half Men. During the 2010-2011 season, FX will also showcase the television premieres of theatrical motion pictures, including Marley & Me, Iron Man, Hancock, Dr. Seuss’ Horton Hears A Who!, Kung Fu Panda, Twilight and Slumdog Millionaire. FX has also acquired the telecast premiere rights to Avatar for 2012. The Company also produces and distributes FX HD, a 24-hour national programming service produced and distributed in high definition.

SPEED. Currently reaching nearly 76 million households in the United States according to Nielsen Media Research, SPEED brings viewers season-long coverage of NASCAR races, events and original programming (including exclusive coverage of the annual NASCAR Sprint All-Star Race and NASCAR Hall of Fame ceremonies). In addition, SPEED delivers programming from other top racing series, such as Formula One, Grand American Road Racing, American Le Mans Series, the 24 Hours of Le Mans, American Motorcycle Association, AMA Supercross, Monster Jam, World Superbike and MotoGP. SPEED’s popular enthusiast series PINKS All Out is a reality-based racing show in its fourth season, pitting amateur racers against each other in a unique grassroots drag racing format. In 2010, SPEED premiered three new enthusiast series, Intersections, Stealth Rider and Battle of the Supercars. SPEED also is distributed to subscribers in Mexico, Canada and Latin America. The Company also produces and distributes SPEED HD, a 24-hour national programming service produced and distributed in high definition. In fiscal 2010, SPEED launched a new broadband network, SPEED2, which features live and on-demand streaming of over 200 hours of motorsports events online.

FUEL TV. FUEL TV is the only domestic 24-hour programming service dedicated to action sports and the lifestyle surrounding it. FUEL TV covers both competitive and performance action in the arenas of skateboarding, surfing, BMX, freestyle motocross, snowboarding and wakeboarding. Programming includes U.S. and international action sports events and competitions, as well as original series and specials about top action sports athletes and their music, art and culture from a global perspective.

Fox College Sports. Fox College Sports consists of three regionally-aligned networks, FCS Pacific, FCS Central and FCS Atlantic. Fox College Sports provides live and delayed collegiate events from the nation’s top collegiate conferences, coaches’ shows and collegiate highlight and magazine-format programming from the FSN RSNs and certain of the FSN Affiliated RSNs across the country.

Fox Movie Channel. Fox Movie Channel (“FMC”) is Hollywood’s first and only studio-based movie network. FMC airs Twentieth Century Fox films, as well as documentaries and original series that explore the moviemaking process from script to screen.

Fox Soccer Channel. Fox Soccer Channel is an English-language programming service offering comprehensive coverage of world-class soccer. Top properties include the UEFA Champions League, English Premier League, Italian Serie A and Major League Soccer, along with daily soccer news programs, magazine shows and in depth coverage on the world’s most popular sport. In January 2010, the Company launched Fox Soccer Channel HD, a 24-hour national programming service produced and distributed in high definition.

Fox Soccer Plus. Launched in March 2010, Fox Soccer Plus is a new premium cable network showcasing nearly 700 exclusive live soccer and rugby competitions. Soccer events include matches from the UEFA Champions League, English Premier League, Italian Serie A, FA Cup, Coca-Cola Championships and Carling Cup. Rugby coverage includes matches from the Heineken Cup, Guinness Premiership, Magners League and SANZAR.

Fox Pan American Sports. The Company has an approximate 33% equity interest in Fox Pan American Sports LLC (“FPAS”), with HM Capital Partners, LLC owning the remainder. FPAS owns and operates Spanish-language sports businesses, including the Fox Sports Latin America network (a Spanish-language sports network distributed to subscribers in certain Caribbean and Central and South American nations outside of Brazil) and Fox Sports en Español (the first Spanish-language sports programming service to be distributed in the United States).

Big Ten Network. The Company owns an approximate 49% interest in the Big Ten Network, a 24-hour national programming service dedicated to the Big Ten Conference and Big Ten athletics, academics and related programming, and Big Ten Network HD, a 24-hour national programming service produced and distributed in HD.

National Geographic U.S. The Company holds an approximate 71% interest in NGC Network US LLC (“NGC Network”), which produces and distributes the National Geographic Channel and National Geographic Channel HD, Nat Geo Wild and Nat Geo Wild HD in the United States, with NGHT, Inc., a subsidiary of the National Geographic Society (“NGHT”), holding the remaining interest. National Geographic Channel and National Geographic Channel HD currently reach approximately 70 million households in the United States and Nat Geo Wild and Nat Geo Wild HD reach approximately 37 million subscribers in the United States according to Nielsen Media Research.

The National Geographic Channels air documentary programming on such topics as natural history, adventure, science, exploration and culture. The Nat Geo Wild channels air documentary programming featuring natural history.

Fox International Channels (“FIC”). FIC operates, develops and distributes primarily factual and general entertainment channels in various countries in Europe, Latin America, the Caribbean, Africa and Asia, including: the Fox Channel, Fox Life, FX, SPEED, Utilisma, Fox Crime, CULT, NEXT, FOX History & Entertainment, the Voyage Channel, FOX Sports, STAR WORLD and STAR MOVIES. These channels are distributed either in HD or in standard definition (“SD”) or in certain cases, in both HD and SD.

FIC also owns a 52.2% interest in NGC Network International LLC and NGC Network Latin America LLC (collectively “NGC International”), with NGHT holding a 26.8% interest and a subsidiary of BSkyB holding a 21% interest. NGC International produces and distributes the National Geographic Channel in various international markets. NGC International also produces and distributes the National Geographic Channel HD, the Nat Geo Adventure channel (in both HD and SD), the Nat Geo Wild channel (in both HD and SD) and the Nat Geo Music channel in international markets. The National Geographic Channel is currently shown in 35 languages and in approximately 166 countries internationally, including the United States.

FIC owns a 55% equity interest in LAPTV, a partnership that distributes five premium pay television channels (Movie City, Movie City HD, City Mix, City Stars and City Vibe and their multiplexes) and one basic television channel (The Film Zone East and West) in Latin America (excluding Brazil). Such channels primarily feature theatrical motion pictures of Twentieth Century Fox and three other studio partners in the English language with Spanish subtitles. FIC has voting control over an additional 22.5% interest in LAPTV.

FIC also owns a majority equity interest in Elite Sports Limited, a company that owns and distributes BabyTV, a 24-hour channel dedicated to infants and toddlers under three years old to over 65 countries outside of the United States.

FIC also manages Channel [V] Thailand in which the Company owns a 49% interest. Channel [V] Thailand owns a Thai language music channel and licenses its Channel [V] brand to a third party in Australia to operate a music channel.

In addition, FIC has a joint venture with CJ Media, a Korean media conglomerate for the distribution of the tvN channel, a 24-hour general entertainment channel featuring Korean content, such as original dramas, variety shows, reality and lifestyle programs.

STAR India. STAR India develops, produces and broadcasts 23 channels in eight languages, which are distributed primarily via satellite to local cable, internet protocol television (“IPTV”) and direct-to-home (“DTH”) operators for distribution throughout Asia, the United Kingdom, Continental Europe and North America to their subscribers. STAR India’s primary sources of programming for its channels include original programming produced, commissioned or acquired by STAR India. STAR India also owns a Hindi film library comprised of approximately 1,000 titles, a South Indian languages film library comprised of approximately 2,065 titles, a Hindi television program library comprised of approximately 570 titles and a South Indian languages program library comprised of approximately 3,610 titles. STAR India’s channels include the flagship Hindi general entertainment channel STAR PLUS, the Bengali general entertainment channel STAR JALSHA and the Marathi general entertainment channel STAR PRAVAH.

In addition, the Company owns an approximate 26% interest in Media Content & Communications Services (India) Private Limited, which owns and operates three “STAR”-branded Indian language 24-hour news and current affairs channels.

In January 2009, the Company expanded into South India regional programming by forming Asianet Communications Limited, a joint venture with Asianet TV Holdings Private Limited to provide television services for South Indian audiences. The joint venture consists of the Company’s approximate 81% interest in the Tamil language channel VIJAY and the Company’s approximate 75% interest in the Malayalam language channels ASIANET and ASIANET PLUS, the Kannada language channel SUVARNA and the Telugu language channel SITARA.

The Company also owns an approximate 26% stake in Balaji Telefilms Limited (“Balaji”), which is one of the largest television content production companies in India, the shares of which are listed on The Stock Exchange, Mumbai and the National Stock Exchange of India. Balaji currently produces serials broadcast on STAR PLUS and other general entertainment channels in India.

The Company also holds a 20% direct stake in Tata Sky Limited which owns and operates a DTH platform in India. The Company has a 50/50 joint venture with Den Digital Entertainment Networks Private Limited to operate a television channel distribution business in India, Nepal, Bangladesh, Sri Lanka and Bhutan that exclusively distributes STAR India’s owned and affiliated channels in these territories.

The Company has expanded into television home shopping in India through a 50/50 joint venture with CJ O Shopping Co. Ltd., a leading home shopping company in South Korea and China.

STAR China. STAR China develops and broadcasts Chinese language television programming primarily in China on a free-to-air basis to local cable operators and three-star and above hotels and other approved organizations and institutions. Outside China, STAR China’s television services are distributed on a pay television basis, primarily via satellite, cable and IPTV operators. STAR China’s channels include XING KONG (distributed in mainland China and internationally) and Channel [V] (China). The programming for STAR China’s channels is acquired from third party sources or is original programming commissioned by STAR China.

STAR Taiwan. STAR Taiwan develops and broadcasts Chinese language television programming targeted at Chinese-speaking audiences in Taiwan and the rest of Asia on a pay television basis. STAR Taiwan’s television services are distributed primarily via satellite to local cable, IPTV and DTH operators in Asia and North America. STAR Taiwan’s channels include STAR CHINESE CHANNEL, STAR CHINESE MOVIES, STAR CHINESE MOVIES 2 and Channel [V] Taiwan. The primary sources of programming for STAR Taiwan’s channels include programming acquired from third party sources and original programming commissioned by STAR Taiwan. In addition, the Fortune Star division of STAR Taiwan sells television, new media, home video and other rights to its extensive contemporary Chinese film library comprised of over 750 titles.

Middle East. The Company has a 9.09% interest in Rotana Holding FZ-LLC (“Rotana”), which operates a diversified film, television, audio, advertising and entertainment business across the Middle East and North Africa. The Company also has a 50% interest in Broadcast Middle East FZ-LLC (“BME”), with the other 50% interest held by Moby Media Holdings FZ-LLC. BME broadcasts Farsi language general entertainment programming across the Middle East under the “Farsi1” brand.

ESPN STAR Sports. The Company owns a 50% interest in ESPN STAR Sports, with ESPN owning the remainder. ESPN STAR Sports is the leading sports broadcaster in Asia and operates 19 channels in different languages.

Phoenix. The Company owns an approximate 18% interest in Phoenix, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited. Phoenix owns and operates Chinese language general entertainment, movie and current affairs channels, all of which are targeted at Chinese audiences around the world and are primarily distributed on a free or an encrypted basis via pay television platforms in Asia and Europe and in the United States. Phoenix also operates outdoor advertising and new media businesses.

Competition.

General. Cable network programming is another highly competitive business. Cable networks compete for distribution and, when distribution is obtained, for viewers and advertisers with free-to-air broadcast television, radio, print media, motion picture theaters, DVDs, Internet, wireless and portable viewing devices and other sources of information and entertainment. Important competitive factors include the prices charged for programming, the quantity, quality and variety of programming offered and the effectiveness of marketing efforts.

FOX News. FOX News Channel’s primary competition comes from the cable networks CNN, MSNBC and CNN Headline News. Fox Business Network’s primary competition comes from the cable networks CNBC and Bloomberg Television. FOX News Channel and FOX Business Network also compete for viewers and advertisers within a broad spectrum of television networks, including other non-news cable networks and free-to-air broadcast television networks.

Sports programming operations. A number of basic and pay television programming services, such as ESPN and Versus, as well as free-to-air stations and broadcast networks, provide programming that also targets the FSN RSNs’ audience. FSN is the leading programming service distributing a full range of sports programming on both a national and regional level. On a national level, FSN’s primary competitor is ESPN and, to a lesser extent, ESPN2 and Versus. In regional markets, the FSN RSNs compete with other regional sports networks, including those operated by team owners, cable television systems, local broadcast television stations and other sports programming providers and distributors.

In addition, the FSN RSNs and FSN compete, to varying degrees, for sports programming rights. The FSN RSNs compete for local and regional rights with local broadcast television stations, other local and regional sports networks, including sports networks launched by team owners, and distribution outlets, such as cable television systems. FSN competes for national rights principally with a number of national cable services that specialize in or carry sports programming, including sports networks launched by the leagues and conferences, and television “superstations” that distribute sports. Independent syndicators also compete by acquiring and reselling such rights nationally, regionally and locally. Distribution outlets, such as cable television systems, sometimes contract directly with the sports teams in their service area for the right to distribute a number of those teams’ games on their systems. In certain markets, the owners of distribution outlets, such as cable television systems, also own one or more of the professional teams in the region, increasing their ability to launch competing networks and also limiting the professional sports rights available for acquisition by FSN RSNs.

FX. FX faces competition from a number of basic cable and pay television programming services, such as USA, TNT, Spike TV, HBO and Showtime, as well as free-to-air broadcast networks that provide programming that targets the same viewing audience as FX. FX also faces competition from these programming services in the acquisition of distribution rights to movie and series programming.

International. Internationally, the Company’s cable businesses compete with various local and foreign television services providers and distribution networks for audiences, content acquisition and distribution platforms.

STAR India. In India, the pay television broadcasting industry has several participants, and STAR India’s entertainment channels compete with both pay and free-to-air channels since they are delivered by common cable. STAR India also competes in India to acquire film and programming rights.

Filmed Entertainment

The Company engages in the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

Feature Film Production and Distribution

One of the world’s largest producers and distributors of motion pictures, Fox Filmed Entertainment (“FFE”) produces, acquires and distributes motion pictures throughout the world under a variety of arrangements. During fiscal 2010, FFE placed 25 motion pictures in general release in the United States. The motion pictures of FFE are produced and/or distributed by the following units of FFE: Twentieth Century Fox and Fox 2000, which produce and acquire motion pictures for mainstream audiences; Fox Searchlight Pictures, which produces and acquires specialized motion pictures; and Twentieth Century Fox Animation, which produces feature length animated motion pictures. In addition, Fox International Productions, Inc. co-produces and co-finances local-language motion pictures for distribution outside the United States. The motion pictures produced and/or distributed by FFE in the United States and international territories in fiscal 2010 included Avatar, Ice Age: Dawn of the Dinosaurs, Alvin and the Chipmunks: The Squeakquel, Fantastic Mr. Fox, Date Night, The A-Team, (500) Days of Summer and Crazy Heart. FFE has already released or currently plans to release approximately 25 motion pictures in the United States in fiscal 2011, including Predators, Wall Street: Money Never Sleeps, Unstoppable, The Chronicles of Narnia: The Voyage of the Dawn Treader, Rio, X-Men: First Class, Rise of the Apes, 127 Hours, The Descendants and Cedar Rapids.

Pursuant to an agreement with Monarchy Enterprises Holdings B.V. (“MEH”), the parent company of New Regency in which the Company has a 20% interest, and certain of MEH’s subsidiaries, FFE distributes certain New Regency films and all films co-financed by FFE and New Regency in all media worldwide, excluding a number of international territories with respect to television rights. Among its fiscal 2011 releases, FFE currently expects to distribute four films either fully financed by New Regency or co-financed by FFE and New Regency.

Motion picture companies, such as FFE, typically seek to generate revenues from various distribution channels. FFE derives its worldwide motion picture revenues primarily from four basic sources (set forth in general chronology of exploitation): (i) distribution of motion pictures for theatrical exhibition in the United States and Canada and markets outside of the United States and Canada (“international” markets);

(ii) distribution of motion pictures in various home media formats; (iii) distribution of motion pictures for exhibition on pay-per-view, video-on-demand and premium pay television programming services; and (iv) distribution of motion pictures for exhibition on free television networks, other broadcast program services, independent television stations and basic cable programming services, including certain services which are affiliates of the Company. The Company does not always have rights in all media of exhibition to all motion pictures that it releases, and does not necessarily distribute a given motion picture in all of the foregoing media in all markets.

The Company believes that the pre-release marketing of a feature film is an integral part of its motion picture distribution strategy and generally begins marketing efforts three to six months in advance of a film’s release date in any given territory. The Company markets and distributes its films worldwide principally through its own distribution and marketing companies.

Through Twentieth Century Fox Home Entertainment LCC, the Company distributes motion pictures and other programming produced by units of FFE, its affiliates and other producers in the United States, Canada and international markets in all home media formats, including the sale and rental of DVDs. In fiscal 2010, the domestic home entertainment division released or re-released approximately 1,131 produced and acquired titles, including 22 new FFE film releases, approximately 802 catalog titles and approximately 307 television and non-theatrical titles. In international markets, the Company distributed, produced and acquired titles both directly and through foreign distribution channels, with approximately 910 releases in fiscal 2010, including approximately 23 new FFE film releases, approximately 695 catalog titles and approximately 192 television and non-theatrical releases. In fiscal 2010, the Company continued its worldwide home video distribution arrangement with Metro-Goldwyn-Mayer (“MGM”), releasing approximately 1,207 and 714 MGM home entertainment theatrical, catalog and television programs domestically and internationally, respectively, as well as its domestic home video distribution arrangement with Lions Gate, releasing approximately 1,909 Lions Gate home entertainment theatrical, catalog and television programs. During fiscal 2010, the domestic home entertainment division released 201 Blu-ray high definition (“HD”) disc format (“Blu-ray”) titles, including 21 new FFE film releases, 155 catalog titles and 25 television and non-theatrical releases. In international markets, the Company released 149 Blu-ray titles, including 18 new FFE film releases and 131 catalog titles. The Company also distributed 75 Blu-ray titles (two new releases and 73 catalog titles) from MGM domestically and 47 titles (one new release and 46 catalog titles) internationally, and 126 Blu-ray titles from Lions Gate domestically.

Units of FFE license motion pictures and other programs in the United States, Canada and international markets to various third party and certain affiliated subscription pay television, pay-per-view, video-on-demand and electronic sell-through services. The license agreements reflecting the subscription pay television arrangements generally provide for a specified number of exhibitions of the program during a fixed term in exchange for a license fee that is based on a variety of factors, including the box office performance of each program and the number of subscribers to the service or system. Among third party license agreements that units of FFE have in place in the United States for television exhibition of their motion pictures are exclusive subscription pay television license agreements with Home Box Office, Inc. (“HBO”), providing for the licensing of films initially released for theatrical exhibition through 2015, as well as arrangements with Starz Encore Group. The license agreements reflecting the pay-per-view and video-on-demand services arrangements generally provide for a license fee based on a percentage of the licensee’s gross receipts from the exhibition of the program, and in some cases, a guaranteed minimum fee. In addition, these agreements generally provide for a minimum number of scheduled pay-per-view exhibitions and a minimum video-on-demand exhibition period during a fixed term. Units of FFE also license motion pictures in the United States to direct broadcast satellite (“DBS”) pay-per-view services operated by EchoStar Communications Corporation, as well as to pay-per-view and video-on-demand services operated by DIRECTV and iN Demand L.L.C. In addition, units of FFE license motion pictures and other programs to third parties, including Apple Inc. (“Apple”) and Amazon.com Inc., for electronic sell-through over the Internet, enabling consumers in the United States to acquire the right to retain permanently such programs. In international markets, units of FFE license motion pictures and other programming to leading third party pay television, pay-per-view, video-on-demand and electronic sell-through services, as well as to pay television and video-on-demand services operated by various affiliated entities.

Competition. Motion picture production and distribution are highly competitive businesses. The Company competes with other film studios, independent production companies and others for the acquisition of artistic properties, the services of creative and technical personnel, exhibition outlets and the public’s interest in its products. The number of motion pictures released by the Company’s competitors, particularly the other major film studios, in any given period may create an oversupply of product in the market, which may reduce the Company’s shares of gross box office admissions and may make it more difficult for the Company’s motion pictures to succeed. The commercial success of the motion pictures produced and/or distributed by the Company is affected substantially by the public’s unpredictable response to them. The competitive risks affecting the Company’s home entertainment business include the number of home entertainment titles released by the Company’s competitors that may create an oversupply of product in the market, competition among home media formats, such as DVDs, and other methods of distribution, such as video-on-demand services.

The Company faces ongoing risks associated with controlling unauthorized copying and distribution of the Company’s programs. For a further discussion of issues relating to unauthorized copying and distribution of the Company’s programs, see “– Intellectual Property.”

Television Programming, Production and Distribution

Twentieth Century Fox Television (“TCFTV”). During fiscal 2010, TCFTV produced television programs for the FOX Broadcasting Company (“FOX”), FX Networks, LLC (“FX”), ABC Television Network (“ABC”), CBS Broadcasting, Inc. (“CBS”), NBC Television Network (“NBC”), Comedy Partners (“Comedy Central”), Turner Broadcasting System, Inc. (“TBS”) and Arts & Entertainment Network (“A&E”). TCFTV currently produces, or has orders to produce, episodes of the following television series: American Dad, Bob’s Burgers, Bones, The Cleveland Show, Family Guy, Glee, Lie To Me, Lone Star, Raising Hope, Ride-Along, The Simpsons, Traffic Light and Terra Nova for FOX; Sons of Anarchy and Terriers for FX; Modern Family for ABC; Chaos and How I Met Your Mother for CBS; Friends with Benefits for NBC; Futurama for Comedy Central; Neighbors From Hell for TBS and Breakout Kings for A&E. Generally, a network will license a specified number of episodes for exhibition on the network during the license period. All other distribution rights, including international and off-network syndication rights, are typically retained by TCFTV, utilized by other units of the Company or sold to third parties.

Television programs generally are produced under contracts that provide for license fees that may cover only a portion of the anticipated production costs. As these costs have increased in recent years, the resulting deficit between production costs and license fees for domestic first-run programming also has increased. Therefore, additional licensing is often critical to the financial success of a series. Successful U.S. network television series are, for example, (i) licensed for first-run exhibition in Canadian and international markets, (ii) released in DVD box sets, (iii) licensed for off-network exhibition in the United States (including in syndication and to cable programmers), (iv) licensed for further television exhibition in international markets and (v) made available for electronic sell-through and streaming, including individual episodes and full series. Typically, a series must be broadcast for at least three to four television seasons for there to be a sufficient number of episodes to offer the series in syndication or to cable and DBS programmers in the United States. The decision of a television network to continue a series through an entire television season or to renew a series for another television season depends largely on the series’ audience ratings.

Twentieth Television. Twentieth Television licenses both television programming and feature films for domestic syndication to television stations and basic cable services in the United States. Twentieth Television distributes a program portfolio that includes the Company’s library of television and film assets, and first-run programming produced by its production companies for sales to local stations, including stations owned and operated by the Company, as well as to basic cable networks. First-run programs distributed by Twentieth Television include: the game shows Are You Smarter Than A 5th Grader? and Don’t Forget the Lyrics!; the court shows Divorce Court and Judge Alex; and the 2010 summer test series, The Kilborn File hosted by Craig Kilborn.

Twentieth Television derives revenue from off-network, theatrical and first-run program sales in the form of cash license fees paid by both broadcast and cable licensees, and from the sales of national advertising units retained by Twentieth Television in its programs. Twentieth Television licenses such shows as How I Met Your Mother, It’s Always Sunny in Philadelphia, My Name Is Earl, Family Guy, American Dad, King of the Hill, The Unit, M*A*S*H, Boston Legal, Bones, Malcolm in the Middle and The Simpsons to cable and broadcast networks. Twentieth Television also manages and distributes the long running series, COPS and America’s Most Wanted, and sells national advertising on behalf of other third party syndicators.

Fox Television Studios (“FtvS”). FtvS is a program supplier to the major U.S. and international broadcast and cable networks. FtvS is currently producing the series Burn Notice and White Collar for USA Network, The Good Guys for FOX, The Gates for ABC, The Glades for A&E, Lights Out for FX and Kendra, Holly’s World and The Girls Next Door for E!. Other FtvS international co-productions include Persons Unknown, co-produced with Televisa for NBC.

Competition. Similar to motion picture production and distribution, production and distribution of television programming is extremely competitive. The Company competes with other film studios, independent production companies and others for the acquisition of artistic properties, the services of creative and technical personnel, exhibition outlets and the public’s interest in its products. In addition, television networks have affiliated production companies from which they are increasingly obtaining their programming, which has reduced the demand for programming from other non-affiliated parties.

Motion Picture and Television Library

The Company’s motion picture and television library (the “Fox Library”) consists of varying rights to several thousand previously released motion pictures and many well-known television programs. Motion pictures in the Fox Library include many successful and well-known titles, such as The Sound of Music, Mrs. Doubtfire, Dr. Dolittle, Home Alone, the Star Wars series, the X-Men series, Independence Day, The Day After Tomorrow, the Ice Age series, Sideways, Walk the Line, The Devil Wears Prada, Little Miss Sunshine, the Night at the Museum series, the Alvin and the Chipmunks series, Slumdog Millionaire and Taken, as well as seven of the top 30 domestic box office grossing films of all time, which are Avatar, Titanic (together with Paramount Pictures Corporation), Star Wars, Star Wars Episode I: The Phantom Menace, Star Wars Episode III: Revenge of the Sith, Star Wars Episode II: Attack of the Clones and Star Wars Episode VI: Return of the Jedi.

The Fox Library contains varying rights to many television series and made-for-television motion pictures. The television programming in the Fox Library consists of such classic series as 24, King of the Hill, Prison Break, Boston Legal, My Name is Earl, The Mary Tyler Moore Show, M*A*S*H, Hill Street Blues, Doogie Howser, M.D., L.A. Law, The Wonder Years, The Practice, Ally McBeal, Angel, Dharma &

Greg, In Living Color, The X-Files, Buffy the Vampire Slayer and NYPD Blue, as well as prior seasons of such current series as The Simpsons, Bones, Family Guy, The Cleveland Show, Glee, Modern Family, Futurama, How I Met Your Mother, Sons of Anarchy, American Dad and Lie To Me.

Television

The Company is engaged in the operation of broadcast television stations and the broadcasting of network programming in the United States.

Fox Television Stations

Fox Television Stations, Inc. (“Fox Television Stations”) owns and operates 27 full power stations, including stations located in nine of the top ten largest designated market areas (“DMAs”). Fox Television Stations owns and operates two stations in nine DMAs, including New York, Los Angeles and Chicago, the first, second and third largest DMAs, respectively.

Of the 27 full power stations, 17 stations are affiliates of FOX (“FOX Affiliates”). For a description of the programming offered to FOX Affiliates, see “— FOX Broadcasting Company.” In addition, Fox Television Stations owns and operates ten stations affiliated with MyNetworkTV Programming Distribution Service, Inc. (“MyNetworkTV”).

The following table lists certain information about each of the television stations owned and operated by Fox Television Stations. Unless otherwise noted, all stations are FOX Affiliates.

Fox Television Stations(1)
	DMA/ Rank	Station		Digital Channel (former analog channel) (2)	Type	Percentage of U.S. Television Households Reached (3)
New York, NY	1	WNYW		44(5)	UHF	6.5%
		WWOR	(4)	38(9)	UHF
Los Angeles, CA	2	KTTV		11(11)	VHF	4.9%
		KCOP	(4)	13(13)	VHF
Chicago, IL	3	WFLD		31(32)	UHF	3.0%
		WPWR	(4)	51(50)	UHF
Philadelphia, PA	4	WTXF		42(29)	UHF	2.6%
Dallas, TX	5	KDFW		35(4)	UHF	2.2%
		KDFI	(4)	36(27)	UHF
Boston, MA	7	WFXT		31(25)	UHF	2.1%
Atlanta, GA	8	WAGA		27(5)	UHF	2.1%
Washington, DC	9	WTTG		36(5)	UHF	2.0%
		WDCA	(4)	35(20)	UHF
Houston, TX	10	KRIV		26(26)	UHF	1.8%
		KTXH	(4)	19(20)	UHF
Detroit, MI	11	WJBK		7(2)	VHF	1.6%
Phoenix, AZ	12	KSAZ		10(10)	VHF	1.6%
		KUTP	(4)	26(45)	UHF
Tampa, FL	14	WTVT		12 (13)	VHF	1.6%
Minneapolis, MN (5)	15	KMSP		9(9)	VHF	1.5%
		WFTC	(4)	29(29)	UHF
Orlando, FL	19	WOFL		22(35)	UHF	1.3%
		WRBW	(4)	41(65)	UHF
Baltimore, MD	27	WUTB	(4)	41(24)	UHF	1.0%
Austin, TX	48	KTBC		7(7)	VHF	0.6%
Memphis, TN	50	WHBQ		13(13)	VHF	0.6%
Gainesville, FL	160	WOGX		31(51)	UHF	0.1%
TOTAL						37.1%

Source: Nielsen Media Research, January 2010

(1)

The information presented in the table above reflects the 2009 conversion of Fox Television Stations to all-digital broadcasts. For more information on the transition to digital broadcast, see “Regulation – Television.”

(2)

This column shows both the actual digital channel on which the Fox Television Stations broadcast, as well as the analog channel (now called the “virtual” channel) on which they broadcast in the past. Digital television receivers and set-top boxes will display the virtual channel (e.g., Channel 5 for WNYW) as the channel being received and the Fox Television Stations generally use the virtual channel for on-air branding.

(3)

VHF television stations transmit on Channels 2 through 13 and UHF television stations on Channels 14 through 51. The Federal Communications Commission (the “FCC”) applies a discount (the “UHF Discount”) which attributes only 50% of the television households in a local television market to the audience reach of a UHF television station for purposes of calculating whether that station’s owner complies with the national station ownership cap imposed by FCC regulations and by statute; in making this calculation, only the station’s actual (digital) broadcast channel is considered. In addition, the coverage of two commonly owned stations in the same market is counted only once. The percentages listed are rounded and do not take into account the UHF Discount. For more information regarding the FCC’s national station ownership cap, see “Regulation -Television” in this Annual Report.

(4)	MyNetworkTV affiliate.
(5)	The Company also owns and operates KFTC, Channel 26, Bemidji, MN as a satellite station of WFTC, Channel 29, Minneapolis, MN.

FOX Broadcasting Company (“FOX”)

FOX has 203 FOX Affiliates, including the 17 stations owned and operated by the Company, which reach approximately 99% of all U.S. television households. In general, each week FOX regularly delivers to its affiliates 15 hours of prime-time programming and 90 minutes of late-night programming on Saturday. FOX’s prime-time programming features such series as House, The Simpsons, Bones, Fringe and Glee; unscripted series such as American Idol and So You Think You Can Dance; and various specials. In addition, a significant component of FOX’s programming consists of sports programming, with FOX providing to its affiliates live coverage (including post-season) of the National Football Conference of the National Football League (the “NFL”) and Major League Baseball (“MLB”), as well as live coverage of the Sprint Cup Series of the National Association of Stock Car Auto Racing (“NASCAR”). In fiscal 2011, FOX will broadcast the Pro Bowl and Super Bowl XLV. FOX also airs a two-hour block of direct response programming on Saturday mornings provided by Worldlink Ventures (“Worldlink”), a media sales firm. FOX’s agreement with Worldlink extends through the 2010-2011 broadcast season.

FOX’s prime-time line-up is intended to appeal primarily to target audiences of 18 to 49-year old adults, the demographic group that advertisers seek to reach most often. During the 2009-2010 traditional September to May broadcast season, FOX ranked first in prime-time programming based on viewership of adults ages 18 to 49 (based on Live+7 ratings, FOX had a 3.7 rating and a 10 share, ABC had a 2.7 rating and an 7 share, CBS had a 3.2 rating and a 9 share and NBC had a 2.7 rating and a 7 share). The median age of the FOX viewer is 45 years, as compared to 49 years for NBC, 50 years for ABC and 53 years for CBS.

FOX obtains programming from major television studios and independent television production companies pursuant to license agreements. The terms of those agreements generally provide FOX with the right to broadcast a television series for a minimum of four seasons.

National sports programming, such as the NFL, MLB and NASCAR programming, is obtained under license agreements with professional sports leagues or organizations. FOX’s current licenses with the NFL, MLB and NASCAR extend until the 2013 NFL season, the 2013 MLB season and the 2014 NASCAR season. In addition, FOXSports.com provides a comprehensive mix of news, exclusive analysis, fantasy games and one of the Internet’s largest collections of online sports video. FOXSports.com on MSN had an average of 26 million unique users and 930 million page views in the United States during June 2010 according to comScore Media Metrix.

FOX provides programming to the FOX Affiliates in accordance with affiliation agreements of varying durations, which grant to each affiliate the right to broadcast network television programming on the affiliated station. Such agreements typically run three or more years and have staggered expiration dates. These affiliation agreements generally require FOX Affiliates to carry FOX programming in all time periods in which FOX programming is offered to those affiliates, subject to certain exceptions stated in the affiliation agreements.

MyNetworkTV

At the beginning of the 2009-2010 television season, MyNetworkTV transitioned to a new programming distribution service model distributing two hours per night of original and off-network programming for Twentieth Television and other third party syndicators to its affiliates. As of June 30, 2010, MyNetworkTV had 173 affiliates, including 10 affiliates owned by the Company, reaching approximately 94% of U.S. households.

Competition. The network television broadcasting business is highly competitive. FOX and MyNetworkTV compete with other broadcast networks, such as ABC, NBC, CBS and The CW Television Network, independent television stations, cable and DBS program services, as well as other media, including DVDs, digital video recorders (“DVR”), video games, print and the Internet for audiences, programming and, in the case of FOX, advertising revenues. In addition, FOX and MyNetworkTV compete with other broadcast networks and other programming distribution services to secure affiliations with independently owned television stations in markets across the United States. ABC, NBC and CBS each broadcasts a significantly greater number of hours of programming than FOX and, accordingly, may be able to designate or change time periods in which programming is to be broadcast with greater flexibility than FOX. In addition, future technological developments may affect competition within the television marketplace.

Each of the stations owned and operated by Fox Television Stations also competes for advertising revenues with other television stations and radio and cable systems in its respective market area and with other advertising media, such as newspapers, magazines, outdoor advertising, direct mail and Internet websites. All of the stations owned and operated by Fox Television Stations are located in highly competitive markets. Additional elements that are material to the competitive position of each of the television stations include management experience, authorized power and assigned frequency of that station. Competition for sales of broadcast advertising time is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various rating services, price, the time of day when the advertising is to be broadcast, competition from the other broadcast networks, cable television systems, DBS services and other media and general economic conditions. Competition for audiences is based primarily on the selection of programming, the acceptance of which is dependent on the reaction of the viewing public that is often difficult to predict.

Direct Broadcast Satellite Television

The Company engages in the direct broadcast satellite business through its subsidiary, SKY Italia. The Company also owns significant equity interests in BSkyB and Sky Deutschland AG (formerly Premiere AG) (“Sky Deutschland”), which are engaged in the DBS business (for a description of the businesses of these equity interests, please see discussion under heading “Equity Interests”).

SKY Italia

SKY Italia currently distributes over 180 channels of basic, premium and pay-per-view programming services via satellite and broadband directly to subscribers in Italy. This programming includes exclusive rights to popular sporting events, newly-released movies and SKY Italia’s original programming, such as SKY TG 24, Italy’s first 24-hour news channel. As of June 30, 2010, SKY Italia had approximately 4.7 million subscribers.

Competition. The number of pay television subscribers with services in Italy, other than SKY Italia, is growing and is expected to continue to increase. SKY Italia’s competition includes companies that offer video, audio, interactive programming, telephony, data and other information and entertainment services, including broadband Internet providers, digital terrestrial transmission (“DTT”) services, wireless companies and companies that are developing new media technologies. Competition is encouraged through the regulatory environment that requires SKY Italia to wholesale its premium programming, to limit the length and exclusivity of certain of its premium programming contracts and to provide third parties with access to the SKY Italia platform. In addition, since 2003, SKY Italia had been prohibited from owning a DTT frequency or providing a pay television DTT offer under a commitment made to the European Commission (the “EC”) through December 31, 2011. In July 2010, the EC modified this restriction to allow SKY Italia to bid for one DTT frequency. However, if SKY Italia were to successfully bid for such a DTT frequency, the EC would limit SKY Italia’s use of such frequency to exclusively free-to-air channels through 2015. For a further discussion of the government regulations that SKY Italia is subject to, see “Government Regulation –Cable Network Programming and Direct Broadcast Satellite Television.”

Publishing

The Company is engaged in the publishing business, primarily through its subsidiaries News International, News Limited, Dow Jones, The New York Post, Harper Collins Publishers and News America Marketing Group. The Company evaluates these businesses collectively as a result of evolving trends in the overall publishing industry including digital distribution.

News International Limited (“News International”)

News International publishes The Times, The Sunday Times, The Sun and News of the World in the United Kingdom and Ireland. Sales of these four newspapers account for approximately one-third of all national newspapers sold in the United Kingdom. Both The Times, a daily published Monday through Saturday, and The Sunday Times, are leading quality newspapers. The Sun, published each morning Monday through Saturday, and News of the World, published on Sunday, are both popular, mass market newspapers. The average paid circulation for each of these four national newspapers for the six months ended June 30, 2010 was approximately: The Times – 507,000; The Sunday Times – 1,118,000; The Sun – 2,978,000; and News of the World – 2,909,000.

The printing of all four of News International’s national newspapers (except Saturday and Sunday supplements) takes place principally in its four printing facilities located in England, Scotland and Ireland.

News International also publishes The Times Literary Supplement, a weekly literary review.

News Limited

News Limited is the largest newspaper publisher in Australia, owning approximately 146 daily, Sunday, weekly, bi-weekly and tri-weekly newspapers, of which four are free commuter titles and 101 are suburban publications (including 16 of which News Limited has a 50% interest). News Limited publishes the only nationally distributed general interest newspaper in Australia, the leading metropolitan newspapers in each of the major Australian cities of Sydney, Melbourne, Brisbane, Adelaide, Perth, Hobart and Darwin and the leading suburban newspapers in the suburbs of Sydney, Melbourne, Adelaide, Brisbane and Perth. News Limited’s daily and Sunday newspapers account for more than 70% of the total circulation of all daily and Sunday newspapers (excluding suburban and regional newspapers) published in Australia.

News Limited’s principal daily newspapers in Australia are: The Australian; The Daily Telegraph, published in Sydney; the Herald Sun, published in Melbourne; The Courier-Mail, published in Brisbane; The Advertiser, published in Adelaide; The Mercury, published in Hobart; and the Northern Territory News, published in Darwin. The Australian, which is Australia’s only general interest national daily newspaper, is printed in six cities and distributed nationwide. News Limited’s other principal daily newspapers in Australia are mass circulation, regional newspapers with broad-based readerships and are published and distributed regionally. The average Monday to Friday paid circulation of each of these daily newspapers during fiscal 2010 was approximately as follows: The Australian – 133,000; The Daily Telegraph – 367,000; the Herald Sun – 517,000; The Courier-Mail – 214,000; The Advertiser – 184,000; The Mercury – 46,000; and the Northern Territory News – 21,000. The average Saturday paid circulation of each of these daily newspapers during fiscal 2010 was approximately as follows: The Weekend Australian – 304,000; The Daily Telegraph – 326,000; the Herald Sun – 508,000; The Courier-Mail – 298,000; The Advertiser – 251,000; The Mercury – 62,000; and the Northern Territory News – 32,000.

News Limited’s principal Sunday newspapers in Australia are: The Sunday Telegraph, published in Sydney; the Sunday Herald Sun, published in Melbourne; The Sunday Mail, published in Brisbane; the Sunday Mail, published in Adelaide; The Sunday Times, published in Perth; the Sunday Tasmanian, published in Hobart; and the Sunday Territorian, published in Darwin. All these newspapers are mass circulation, metropolitan Sunday newspapers with broad-based readerships reflecting the diversity of the populations of the cities in which they are published. The average paid circulation of each of these Sunday newspapers during fiscal 2010 was approximately as follows: The Sunday Telegraph – 641,000; the Sunday Herald Sun – 609,000; The Sunday Mail (Brisbane) – 535,000; the Sunday Mail (Adelaide) – 303,000; The Sunday Times – 316,000; the Sunday Tasmanian – 59,000; and the Sunday Territorian – 22,000.

The other newspapers that News Limited owns and publishes in Australia are distributed to a wide range of readers in urban, suburban and rural areas and are principally weekly publications. The majority of such newspapers are free-distribution suburban publications. In the Sydney suburban markets, News Limited owns 21 weekly newspapers; in Melbourne, 33 weekly newspapers; in Brisbane, 20 weekly newspapers; in Adelaide, 11 weekly newspapers; and in Perth, News Limited’s 50% owned suburban group publishes 16 weekly newspapers. The aggregate average weekly circulations of these suburban newspapers for the six months ended March 31, 2010 was approximately 5,036,000 homes.

In addition to these newspapers, News Limited also publishes three other publications (two monthlies and one weekly) with an average circulation for the six months ended March 31, 2010 of approximately 100,000 homes for the monthly titles and approximately 40,000 for the weekly title.

News Limited’s suburban newspapers are leading publications in terms of advertising and circulation in each of their respective markets. News Limited’s other newspapers in Australia are regional newspapers, circulating throughout broader, less densely populated areas.

Except for 33 of its suburban newspapers and one regional newspapers, News Limited’s Australian newspapers are produced and printed in facilities owned by the Company.

Dow Jones

Dow Jones is a global provider of news and business information, with newspaper, newswire, website, newsletter, magazine, database, conference, radio and video businesses. Dow Jones offers products targeting both individual consumer and business and institutional customers, including The Wall Street Journal, Dow Jones Newswires, Dow Jones Factiva, Barron’s, MarketWatch, SmartMoney and other products. Products targeting business and institutional customers, including Dow Jones Newswires and Dow Jones Factiva, combine news and information with technology and tools designed to inform decisions and to aid awareness, research and understanding. The Dow Jones Local Media Group publishes community newspapers, websites and other products in six U.S. states.

The Wall Street Journal. The Wall Street Journal is available in print, online at WSJ.com, and on mobile devices such as phones, e-readers and iPads. The print edition of The Wall Street Journal is one of the largest newspapers in the United States, with an average circulation during fiscal 2010 of 1.8 million; and WSJ.com is the largest paid subscription news website on the Internet, with over one million subscribers as of June 30, 2010. WSJ.com, which offers both free and premium content, also averaged more than 22 million visitors per month during fiscal 2010 according to Omniture. The Wall Street Journal’s three major national print editions are produced at plants around the United States, including 11 owned by the Company. The Wall Street Journal sells regional advertising in 21 regional print editions and pre-printed advertisements in various subsets of the print circulation. In April 2010, The Wall Street Journal launched a new regional edition for the New York City area called Greater New York.

Barron’s. Barron’s is available in print, online at Barrons.com, and on mobile devices. Barron’s caters to financial professionals, individual investors and others interested in financial markets. Its print edition is published weekly. In fiscal 2010, Barron’s print edition had an average paid weekly circulation of 303,000 and Barrons.com had more than 150,000 paid subscribers. Barron’s print edition is produced at plants around the United States, including at 11 owned by the Company.

SmartMoney. Smart Money publishes news and information focusing on personal finance, and is available in print, online at SmartMoney.com, and on mobile devices. The print edition of Smart Money is published monthly and, in fiscal 2010, had average monthly paid circulation of more than 800,000.

The Wall Street Journal Digital Network (“WSDN”). WSDN comprises business and financial news websites and mobile applications. In addition to WSJ.com, Barrons.com and SmartMoney.com, discussed above, WSJDN includes Marketwatch.com, AllThingsD.com and related sites. In fiscal 2010, the WSDN averaged more than 33 million visitors per month with more than 400 million page views according to Omniture. MarketWatch.com is an investing and financial news site targeting active investors and averaged more than 9 million visitors per month during fiscal 2010 according to Omniture. AllThingsD.com is a personal technology site that features breaking technology news, in-depth coverage of Silicon Valley and the media industry, and product reviews and analysis.

International Editions of The Wall Street Journal. The Wall Street Journal Europe print edition, which had an average circulation of 73,000 during fiscal 2010, is headquartered in London and printed in Belgium, Germany, Ireland, Italy, Spain, Switzerland, Turkey and the United Kingdom. The Wall Street Journal Asia print edition, which had an average circulation of 82,000 during fiscal 2010, is headquartered in Hong Kong and printed in Hong Kong, India, Indonesia, Japan, Korea, Malaysia, the Philippines, Singapore, Taiwan and Thailand. Regional coverage from The Wall Street Journal Europe and The Wall Street Journal Asia is also available online at WSJ.com. Dow Jones also publishes The Wall Street Journal Special Editions, which provide Wall Street Journal pages and/or content in local languages.

Dow Jones Factiva (“Factiva”). Factiva provides news and business information with search and discovery technology and tools to assist business and institutional customers with research, awareness and decision-making. Factiva had over 1.8 million paying customers worldwide as of June 30, 2010.

Dow Jones Newswires. Dow Jones Newswires is a premier provider of real-time business news and information for over 400,000 financial professionals around the world as of June 30, 2010. It publishes over 4,000 news items in multiple languages each day, including breaking news, analysis, commentary and statistical data.

Dow Jones Indexes. In March 2010, Dow Jones and CME Group Inc. (“CME”) formed a joint venture to operate a global financial index service business, to which Dow Jones contributed its Dow Jones Indexes business, including the Dow Jones Industrial Average, and CME contributed a business that provides certain market data services. Dow Jones and CME own 10% and 90% of the venture, respectively.

Dow Jones Local Media. The Dow Jones Local Media business publishes local media print publications, including eight general interest dailies published in California, Massachusetts, New Hampshire, New York, Oregon and Pennsylvania, and related local websites. During fiscal 2010, average print circulation for these dailies was 234,000, with Sunday circulation of 272,000. The Dow Jones Local Media business also publishes 14 weekly newspapers and more than 30 other publications.

Other Products and Distribution Channels. Dow Jones VentureSource, which targets business and institutional customers, is a database for venture capital and private equity markets tracking key developments of more than 47,000 venture-backed companies and 8,800 private capital firms world-wide. Dow Jones Watchlist helps compliance professionals identify high-risk clients and business associates. eFinancialNews Holdings Ltd., based in London, serves the European financial services industry with print, online, training and events businesses. The Wall Street Journal Professional Edition provides business and professional readers the specialized news and information most of interest to them. Dow Jones’ also distributes news and information to individual consumers through other channels of content distribution, including: television, radio/audio, online video, consumer electronic licensing, and The Wall Street Journal classroom, campus and Sunday editions, and WSJ. magazine. Dow Jones also owns an interest in Vedomosti, a joint venture owned equally by Dow Jones, Pearson Plc and Independent Media, which publishes a Russian language business daily. Vedomosti had average circulation of 54,000 during the fiscal year ended June 30, 2010, and includes original content and content from The Wall Street Journal and the Financial Times translated into Russian.

New York Post

The New York Post (the “Post”) is a mass circulation, metropolitan morning newspaper published seven days a week and primarily distributed in the New York metropolitan area, the Northeast, Florida and California. For the fiscal year ended June 30, 2010, the newspaper had an average weekday circulation of approximately 510,000. The Company prints the Post in a printing facility in the Bronx, New York and uses third party printers in its other markets in the United States.

The Company’s Community Newspaper Group also owns several local newspapers and other publications distributed in the New York metropolitan area.

Harper Collins Publishers

HarperCollins Publishers (“HarperCollins”) is engaged in English language book publishing on a worldwide basis and is one of the world’s largest English language book publishers. HarperCollins’ principal businesses are HarperCollins Publishers LLC (“HarperCollins U.S.”), headquartered in New York, HarperCollins Publishers Limited, headquartered in London, and The Zondervan Corporation LLC, headquartered in Grand Rapids, Michigan. HarperCollins primarily publishes fiction and non-fiction, including religious books, for the general consumer. In the United Kingdom, HarperCollins publishes some titles for the educational market as well.

During fiscal 2010, HarperCollins U.S. had 164 titles on the New York Times bestseller list, with 19 titles hitting number one, including Going Rogue by Sarah Palin, Game Change by John Heilemann and Mark Halperin, Superfreakonomics by Steven D. Levitt and Stephen J. Dubner, The Art of Racing in the Rain by Garth Stein, The Lacuna by Barbara Kingsolver, Where the Wild Things Are by Maurice Sendak, The Carrie Diaries by Candace Bushnell, Fancy Nancy: Splendiferous Christmas by Jane O’Connor, The Vampire Diaries: Nightfall by L.J. Smith, and Sweet Little Lies: An L.A. Candy Novel by Lauren Conrad.

News America Marketing Group

News America Marketing Group (“NAMG”) publishes free-standing insert publications and provides in-store marketing products and services.

NAMG is one of the two largest publishers of free-standing inserts in the United States. Free-standing inserts are multiple-page marketing booklets containing coupons, rebates and other consumer offers, which are distributed to consumers through insertion primarily into local Sunday newspapers. Advertisers, primarily packaged goods companies, pay NAMG to produce free-standing inserts, and NAMG contracts with and pays newspapers to include the free-standing inserts primarily into the newspapers’ Sunday editions. NAMG produces over 69 million free-standing inserts more than 40 times a year, which are inserted in approximately 1,600 Sunday newspapers throughout the United States. NAMG, through an affiliate, also produces over eight million free-standing inserts approximately 15 times annually, which are inserted into over 200 Canadian newspapers in Canada.

NAMG is a leading provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers, with products in more than 55,000 supermarkets, drug stores, dollar stores, office supply stores and mass merchandisers worldwide.

SmartSource® is the brand name that is linked with NAMG’s vast assortment of marketing products, including, among others, free-standing inserts, NAMG’s instant coupon machines and various shelf advertising products. The SmartSource® brand currently reaches approximately 152 million consumers weekly.

The SmartSource iGroup manages NAMG’s portfolio of database marketing and on-line marketing products and services. The database marketing business, branded SmartSource Direct, provides database marketing and technology solutions for both retailers and manufacturers. The SmartSource Savings Network, which includes SmartSource.com, is an Internet-based network of approximately 250 newspaper, retailer and lifestyle sites connected through a common platform that currently delivers printable coupons, samples and other consumer marketing to an audience of approximately 65 million consumers.

Competition

The newspapers, magazines and online publications of the Company that target individual consumers compete for readership and advertising with a variety of print and digital media. The competition includes local and national newspapers, as well as wholly web-based media, along with television, radio and other communications media.

Competition for newspaper circulation is based on the news and editorial content of the newspaper, cover price and, from time to time, various promotions. The success of the newspapers published by the Company in competing with newspapers and other media for advertising depends upon advertisers’ judgments as to the most effective use of their advertising budgets. Competition for advertising among newspapers is based upon circulation levels, readership levels, reader demographics, advertising rates and advertiser results. Such judgments are based on factors such as cost, availability of alternative media, circulation and quality of readership demographics.

In recent years, the newspaper industry has experienced difficulty increasing or maintaining circulation volume and revenues. This is due to, among other factors, increased competition from new media formats and sources, and shifting preferences among some consumers to receive all or a portion of their news from sources other than a newspaper. The Company believes that competition from new media formats and sources and shifting consumer preferences will continue to pose challenges within the newspaper industry.

Online publications, as well as print publications, compete with other websites that offer continuously updated coverage of business news, as well as licensing of electronic content. Unlike WSJ.com, most of the Company’s competitors currently do not, for the most part, utilize an online paid subscription model. Competitors of Dow Jones’ online publications include FT.com, New York Times Digital, TheStreet.com, Bloomberg, Forbes.com, Yahoo!Finance, CNET, CNN Money, MSNMoney/CNBC and Google Finance.

Dow Jones Newswires competes with other global financial newswires, including Thomson Reuters and Bloomberg L.P., as well as many Internet-based providers of financial news and information. Dow Jones Factiva competes with various business information service providers, including LexisNexis, Thomson Reuters, Hoover’s and OneSource. Factiva also competes with various Internet-based information search services such as Google, Microsoft and Yahoo!.

The book publishing business operates in a highly competitive market that is quickly changing and has recently seen technological innovations, including electronic book devices and other entrants, such as Google and Apple. HarperCollins competes with other large publishers, such as Random House, Penguin Group, Simon & Schuster and Hachette Livre, as well as with numerous smaller publishers, for the rights to works by well-known authors and public personalities. In addition, HarperCollins competes for readership with other media formats and sources.

NAMG competes against other providers of marketing products and services, including those that provide promotional or advertising inserts and direct mailers of promotional or advertising materials, as well as those that provide trade and in-store advertisements and promotions. Competition is based on, among other things, rates, availability of traditional and digital markets, quality of products and services provided and their effectiveness, and rate of coupon redemption.

Other

Digital Media Businesses

The Company’s digital media businesses include MySpace, IGN Entertainment, Inc. (“IGN”), Fox Audience Network (“FAN”), and other internet properties. These businesses develop and promote content and experiences for internet audiences and generate revenue through internet advertising, sponsorships, subscriptions and e-commerce.

MySpace is a technology company enabling the discovery of content and people, and a platform for enabling audience development and direct fan communication for artists, including musicians, comedians, filmmakers and authors. MySpace had nearly 70 million unique U.S. users and 101 million unique global users in June 2010 according to comScore Media Metrix. MySpace Mobile is one of the world’s largest mobile experience publishers, providing a wide portfolio of applications across multiple devices, including the iPhone, iPad, Android and Blackberry. MySpace Games provides a social gaming platform that enables third party game publishers to offer their games within MySpace. MySpace Video distributes premium and user-generated video content online within a social environment where users can view, create and share videos with their friends.

MySpace Music, LLC (“MySpace Music”) is a joint venture among MySpace, Sony BMG Music Entertainment, Sony/ATV Music Publishing, Universal Music Group Warner Music Group and EMI Group/Capitol Records. MySpace Music combines the MySpace music community with comprehensive catalogues of music content, offering custom profiles for musicians, analytics and business metrics for musicians, free music streaming, social playlists and top charts for regional and global music activities.

IGN Entertainment, Inc.’s (“IGN”) network of video game, lifestyle and entertainment-related Internet properties represent many of the top web properties in their respective categories across the Internet. IGN’s Games sites (IGN.com, GameSpy, FilePlanet, TeamXbox and others) is the number one gaming information network on the Internet with over 14.2 million unique users and 278 million page views in the United States in June 2010 according to comScore Media Metrix. In addition, IGN’s Direct2Drive is a digital distribution site and IGN’s GameSpy Technology group provides technology for online game play in video games. IGN also owns and operates one of the leading men’s lifestyle websites, AskMen.com.

FAN is an online advertising network and technology services provider. FAN provides these services by aggregating audiences and advertising inventory across a network of both Company-owned and other internet sites. FAN’s MyAds platform provides self-serve tools that help small and medium businesses, search engine marketing companies and other marketers to build and manage their own display advertising campaigns.

Competition. These digital media businesses compete for advertisers, users and traffic with other Internet sites and offline entertainment and advertising options. These businesses develop new tools and features to remain competitive. These new tools and features are key competitive factors in keeping users engaged with these digital media businesses.

News Outdoor

The Company owns a 79% interest in the News Outdoor Group (“News Outdoor”) which operates the largest outdoor advertising company in Russia, as well as companies in Poland, Romania, the Czech Republic and Ukraine. In certain limited circumstances, the minority stockholders of News Outdoor have the right to sell, and the Company has the right to purchase, the minority interests at fair market value. In June 2010, News Outdoor entered into an agreement to sell its Polish outdoor advertising business, which is subject to Polish anti-trust approval. The Company is currently exploring the possible sale of the News Outdoor business.

Other Operations

The Company operates Fox Mobile Group (“FMG”), which includes Jamba (known as Jamster in the United States, Canada, the United Kingdom and other English-speaking territories), a leading international provider of mobile entertainment, offering mobile products directly via mobile phones, including branded content from content providers around the world. Such content includes music, mobile games, video and original content made exclusively for use on mobile phones. Jamba currently distributes mobile content to consumers in over 15 territories around the world. The Company is currently exploring the possible sale of the FMG business.

The Company has interests in FOX TV in Turkey and Channel 10 in Israel, which are free-to-air, general entertainment television stations.

News Digital Media is the Company’s Australian online division. In addition to maintaining the Company’s Australian websites, News Digital Media is responsible for online advertising and transactions in Australia. News Digital Media sites include carsguide.com.au, news.com.au, MOSHTIX.com.au, GetPrice.com.au and truelocal.com.au. News Digital Media also has a 50% stake in CareerOne.com.au.

Equity Interests

BSkyB

The Company holds an approximate 39% interest in BSkyB. BSkyB’s ordinary shares are listed on the London Stock Exchange under the symbol “BSY.” BSkyB operates the leading pay television broadcast service in the United Kingdom and Ireland, as well as broadband and telephony services. BSkyB acquires and commissions programming to broadcast on its own channels and supplies certain of those channels to cable operators for retransmission by the cable operators to their subscribers in the United Kingdom and Ireland. BSkyB also retails channels (both its own and those of third parties) to DTH subscribers and to certain of its own channels to a limited number of DSL subscribers. In June 2010, the Company announced that it had proposed to the board of directors of BSkyB to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction.

NDS

The Company holds an approximate 49% interest in NDS. NDS creates technologies and applications that enable pay television operators to deliver digital content to televisions, set-top boxes, DVRs, personal computers, portable media players, removable media and other mobile devices securely.

FOXTEL

The Company, Telstra Corporation Limited, an Australian telecommunications company, and Consolidated Media Holdings, an Australian media and entertainment company, own and operate FOXTEL, a cable and satellite television service in Australia with 25%, 50% and 25% interests, respectively. At June 30, 2010, FOXTEL had approximately 1.6 million managed subscribers (including subscribers to Optus, an Australian telecommunications company). At June 30, 2010, 100% of the FOXTEL managed subscriber base was connected to FOXTEL’s digital service, which delivers over 150 channels on cable and satellite.

Other Investments

SkyNZ. The Company owns an approximate 44% interest in Sky Network Television Limited, a land-linked UHF network and digital DBS service in New Zealand.

Hulu. The Company has an approximate 32% equity interest in Hulu, LLC (“Hulu”) which operates an online video service that offers video content from Fox, NBC Universal, The Walt Disney Company and over 100 other third party content licensors. Hulu’s premium programming is available at Hulu.com and over 35 destination sites online, including AOL, IMDb, MSN, MySpace and Yahoo!.

Sky Deutschland. The Company owns an approximate 45% equity interest in Sky Deutschland, the leading satellite pay television operator in Germany and Austria. On August 2, 2010, the Company agreed to backstop €340 million (approximately $448 million) of financing measures that are being initiated by Sky Deutschland. The financing measures are structured such that the Company’s shareholding in Sky Deutschland will not exceed 49.9% unless the Company elects to do so. The rights offering of up to 269.6 million newly issued registered shares may be combined with a bond issued to the Company, that is convertible for up to 53.9 million underlying Sky Deutschland shares, and/or a loan provided by the Company. The Company will have the right to convert the bond into equity at any time following a 40-day holding period, subject to certain black-out periods. If not converted, the Company will have the option to redeem the bond for cash upon its maturity in four years. The financing measures are expected to be completed by no later than January 31, 2011.

Government Regulation

General

Various aspects of the Company’s activities are subject to regulation in numerous jurisdictions around the world. The Company believes that it is in material compliance with the requirements imposed by those laws and regulations. The introduction of new laws and regulations in countries where the Company’s products and services are produced or distributed (and changes in the enforcement of existing laws and regulations in those countries) could have a negative impact on the interests of the Company.

Cable Network Programming and Direct Broadcast Satellite Television

United States. FCC regulations adopted pursuant to the 1992 Cable Act (the “Program Access Rules”) prevent a cable operator that has an attributable interest (including voting or non-voting stock ownership of 5% or more or limited partnership equity interests of 5% or more) in a programming vendor from exercising undue or improper influence over the vendor in its dealings with competitors to cable. The Program Access Rules also prohibit a cable programmer in which a cable operator has an attributable interest from entering into exclusive contracts with any cable operator or from discriminating among competing MVPDs in the price, terms and conditions of sale or delivery of programming. The cable networks operated by the Company are not currently subject to the Program Access Rules.

Asia. The Company broadcasts television programming over a “footprint” covering approximately 53 Asian countries. Most countries in which the Company operates have a regulatory framework for the satellite and cable television industry. Government regulation of direct reception and redistribution via cable or other means of satellite television signals, where it is addressed at all, is treated differently in each country. At one extreme are absolute bans on private ownership of satellite receiving equipment. Some countries, however, have adopted a less restrictive approach, opting to allow ownership of satellite receiving equipment by certain institutions and individuals but allowing them to receive only authorized broadcasts. At the opposite end of the spectrum are countries where private satellite dish ownership is allowed and laws and regulations have been adopted which support popular access to satellite services through local cable redistribution.

Most television services within Asia, whether free-to-air or pay television, are also subject to licensing requirements. In addition, most countries in which the Company operates control the content offered by local broadcast operators through censorship requirements to which program suppliers, such as the Company, are subject. Certain countries also require a minimum percentage of local content. Other countries require local broadcast operators to obtain government approval to retransmit foreign programming.

India. In India, private satellite dish ownership, including DTH, is allowed. Television viewers receive broadcast television signals primarily through terrestrial and cable delivery and, in more recent years, through DTH and IPTV delivery. Terrestrial broadcasting remains the domain of government-owned broadcast stations.

All cable television operators are required to carry certain government-operated channels. Retransmissions of foreign satellite channels, such as STAR India’s channels, are permitted, subject to licensing requirements and compliance with local applicable laws, including censorship codes. The Indian government requires that certain media content, whether produced in India or abroad, be certified by the Central Board of Film Certification prior to exhibition in India and also places certain restrictions on advertising content.

Limits are imposed by the Indian government on the increase in the year-on-year prices payable by cable operators to broadcasters for certain channels, including the Company’s channels. Further, cable operators are required to provide pay television channels at a capped retail price, of which the broadcasters’ share is restricted to 45%. The wholesale and retail pricing tariffs are presently under review consequent to intervention by the Indian courts. While there is no tariff regulation for DTH, broadcasters are required to offer their channels to DTH platforms at 50% of the rates charged to analogue cable operators. Broadcasters are also required to provide their channels on non-discriminatory terms to all distributors if no carriage charges are being sought from broadcasters.

China. In mainland China, private satellite dish ownership is prohibited except with special approval for hotels, government and foreign institutions that can receive only authorized broadcasts. There is a quota on the amount of foreign content that local television stations may broadcast. Foreign satellite channels are not subject to such content restriction but they may only be distributed in three-star and above hotels and other approved organizations and institutions that are allowed to receive overseas satellite television channels or local operators that have received special approval to retransmit foreign satellite channels. In addition, local operators may only broadcast and transmit channels that carry content that fall within the genre of the government approval or license.

Taiwan. In Taiwan, private satellite dish ownership is allowed. The maximum subscription fee chargeable by cable television operators is set by both the national and local governments. Cable television operators offer analog basic channels in a single package and digital premium channels in packages or on an à la carte basis as a buy through to their basic analog service. All channels offered in Taiwan must be licensed. Retransmission of foreign satellite programming by local cable operators is permitted, but local cable operators are also required to carry terrestrial channels and broadcast a minimum percentage of local content.

Additional categories of regulation of actual or potential significance to the Company are restrictions on foreign investment in platform, television programming, production or channel businesses, uplink-downlink licensing regulations, content protection under copyright or communications law, limitations on exclusive arrangements for channel distribution and non-discrimination requirements for supply or carriage of programming and anti-competition or anti-trust legislation.

Europe. The sectors in which the Company operates in Europe are subject to both general competition laws and sector specific regulation. The regulatory regime applicable to the electronic communications and broadcasting sectors is, to a large extent, based on European Union (“EU”) law comprised in various EU directives that require EU member states to adopt national legislation to give effect to the directives’ objectives, while leaving the precise manner and form of the national legislation to the discretion of each member state. The Electronic Communications Directives regulate the provision of communication services, including networks and transmission services that are involved in the broadcasting of television services as well as the provisions of services and facilities associated with the operation of digital television platforms. The AudioVisual Media Services Directive sets out the basic principles for the regulation of television broadcasting activity, including broadcasting licensing, advertising and content regulation.

In connection with the Company’s acquisition of Telepiù Spa and Stream Spa to form SKY Italia in 2003, the EC placed certain regulatory restrictions on the operations of SKY Italia through December 31, 2011. These restrictions require SKY Italia to wholesale its premium programming, to limit the length and exclusivity of certain of its premium programming contracts and to provide third parties with access to the SKY Italia platform. In addition, SKY Italia was prohibited from providing a pay television DTT offer and was prohibited from owning a DTT frequency. In July 2010, the EC modified this restriction to allow SKY Italia to bid for one DTT frequency. However, if SKY Italia were to successfully bid for such a DTT frequency, the EC would limit SKY Italia’s use of such frequency to exclusively free-to-air channels through 2015.

Filmed Entertainment

United States. FFE is subject to the provisions of so-called “trade practice laws” in effect in 25 states relating to theatrical distribution of motion pictures. These laws substantially restrict the licensing of motion pictures unless theater owners are first invited to attend a screening of the motion pictures and, in certain instances, also prohibit payment of advances and guarantees to motion picture distributors by exhibitors. Further, pursuant to various consent judgments, FFE and certain other motion picture companies are subject to certain restrictions on their trade practices in the United States, including a requirement to offer motion pictures for exhibition to theaters on a theater-by-theater basis and, in some cases, a prohibition against the ownership of theaters.

Other International Regulation. In countries outside of the United States, there are a variety of existing or contemplated governmental laws and regulations that may affect the ability of FFE to distribute and/or license its motion picture and television products to cinema, television or in-home media, including copyright laws and regulations that may or may not be adequate to protect its interests, cinema screen quotas, television quotas, contract term limitations, discriminatory taxes and other discriminatory treatment of U.S. products. The ability of countries to deny market access or refuse national treatment to products originating outside their territories is regulated under various international agreements, including the World Trade Organization’s General Agreement on Tariffs and Trade and General Agreement on Trade and Services; however, these agreements have limited application with respect to preventing the denial of market access to audio-visual products originating outside the European Union.

Television

In general, the television broadcast industry in the United States is highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC regulates television broadcasting, and certain aspects of the operations of cable, satellite and other electronic media that compete with broadcasting, pursuant to the Communications Act of 1934, as amended (the “Communications Act”).

The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of the license would serve the public interest, convenience and necessity. The FCC grants television broadcast station licenses for specific periods of time and, upon application, may renew the licenses for additional terms. Under the Communications Act, television broadcast licenses may be granted for a maximum permitted term of eight years. Generally, the FCC renews broadcast licenses upon finding that: (i) the television station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and (iii) there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a lesser term than the maximum otherwise permitted, or hold an evidentiary hearing. Fox Television Stations has pending renewal applications for a number of its television station licenses. Six of the pending applications have been opposed by third parties. On June 13, 2007 and May 15, 2008, Fox Television Stations entered into agreements with the FCC that preclude it from objecting, on the grounds that such action is barred by certain statutes of limitations, to FCC or other governmental action relating to (i) petitions to deny or complaints that have been filed against several owned and operated stations relating to programming that is alleged to violate the prohibition against indecent broadcasts or (ii) inquiries from the FCC regarding compliance with its sponsorship identification rules.

For information on the television stations owned and operated by the Company, see “—Fox Television Stations” above.

On June 12, 2009, all full-power broadcast television stations were required to cease transmission in analog and convert to all digital broadcasts (“DTV”). By that date, the 27 stations owned and operated by Fox Television Stations terminated their analog transmissions and, as required by law, each station surrendered one of the two broadcast channels it had been allotted in order to facilitate the transition to

DTV. All Fox Television Stations continue to transmit digital signals on their remaining channels. Under FCC rules, television stations may use their digital channel to broadcast HD digital programming and “multicast” several streams of standard definition digital programming and/or offer mobile digital television channels. Broadcasters may also deliver data over these channels, provided that the supplemental services do not derogate the mandated, free-to-air program service. Fox Television Stations is currently formulating plans for use of its digital channels. It is difficult to assess the impact of cessation of analog broadcasting and how the conversion to DTV will affect Fox Television Stations’ business.

In March 2010, the FCC delivered its national Broadband Plan to Congress, which reviews the nation’s broadband Internet infrastructure and recommends a number of initiatives to spur broadband deployment and use. In order to free up more spectrum for wireless broadband services, the Broadband Plan proposes to make spectrum available, including 120 megahertz of broadcast spectrum, by incentivizing current private-sector spectrum holders to return some of their spectrum to the government by 2015 through such initiatives as voluntary spectrum auctions (with current licensees permitted to share in the auction proceeds) and “repacking” of channel assignments to increase efficient spectrum usage. If voluntary measures fail to yield the amount of spectrum the FCC deems necessary for wireless broadband deployment, the Broadband Plan proposes various mandates to reclaim spectrum, such as forced channel sharing. The broadcast industry is exploring additional uses for currently allocated spectrum, such as mobile delivery of digital video and print content, to demonstrate that broadcasters need to retain all of their spectrum in order to bring valuable services to consumers. The FCC is expected to launch rulemaking proceedings on its spectrum proposals during the third quarter of calendar 2010; some of the proposals would also require Congressional action. It is not possible to predict the timing or outcome of implementation of the Broadband Plan or its effect on the Company.

On June 2, 2003, the FCC concluded the 2002 biennial review of its broadcast ownership regulations required by the 1996 Telecom Act by amending its rules governing the ownership of television and radio stations and by replacing its newspaper/broadcast cross-ownership ban and the radio/television cross-ownership restriction with a new set of cross-media ownership limits (the “June 2003 Order”). In the Consolidated Appropriations Act of 2004, Congress increased the national television station ownership cap to permit an entity to have an attributable ownership interest in an unlimited number of television stations nationally, so long as the audience reach of those stations does not exceed, in the aggregate and after the application of the UHF Discount, 39% of U.S. television households.

Several parties appealed the June 2003 Order. The United States Court of Appeals for the Third Circuit (the “Third Circuit”) stayed the effectiveness of the new rules and, on June 24, 2004, remanded the FCC’s June 2003 Order for additional justification or modification of the revisions the FCC had made to its ownership regulations. On February 4, 2008, the FCC issued an order that concluded its 2006 review of its broadcast ownership regulations and addressed the issues raised by the Third Circuit’s remand (the “February 2008 Order”). The Commission decided there should be no changes to its rules relating to the ownership of multiple television stations in the same market. Those rules (i) permit the ownership of two television stations with overlapping coverage areas if the stations are in separate DMAs; and (ii) permit the ownership of two stations in the same DMA if their Grade B coverage areas do not overlap or if eight independently owned full power television stations will remain in the DMA after the stations that had been independently owned become commonly owned, and one of the merged stations is not among the top four-ranked stations in the market, based on audience share. On the question of common ownership of a broadcast station and a newspaper in the same market, the Commission modified its rules to create a presumption that such combinations are in the public interest in the top 20 DMAs provided (i) only one television station and one newspaper are involved; (ii) at least eight “major media voices” will remain in the DMA after the combination; and (iii) the television station is not among the top four-ranked stations in the market, based on audience share. Any other newspaper/broadcast combination is presumed to be inconsistent with the public interest. The presumption may be overcome if certain criteria enumerated by the FCC are satisfied. The February 2008 Order was appealed by several parties, including the Company and the case is currently pending in the United States Court of Appeals for the Third Circuit. On March 23, 2010, the Third Circuit lifted its stay of the February 2008 Order and ordered briefs on the appeal to be filed. It is not possible to predict the timing or outcome of the Court’s action on this appeal or its effect on the Company.

Fox Television Stations is in compliance with the rules governing ownership of multiple stations in the same market and with the national station ownership cap established by Congress. Fox Television Stations retains an attributable interest in the Post and two television stations in the New York DMA. On October 6, 2006, the FCC reaffirmed the Company’s permanent waiver of the newspaper/broadcast cross-ownership rule, which allows the common ownership of the Post and WNYW(TV), and granted a two-year temporary waiver of the rule to continue to allow the common ownership of the Post and WWOR-TV (the “October 2006 Order”). The WWOR-TV/Post combination is not entitled to a positive presumption under the FCC’s revised newspaper cross-ownership rule because of the Company’s ownership of a second television station in the New York DMA. The Company is seeking a permanent waiver of the prohibition from the FCC on the grounds that it satisfies the criteria to overcome the negative presumption contained in the new rule. Parties opposed to the October 2006 Order filed a petition for reconsideration with the FCC, which was denied on May 22, 2009. Other opponents of the October 2006 Order have asked the FCC to reconsider its May 22, 2009 decision and have filed an opposition to the Company’s request for a permanent waiver. It is not possible to predict the timing or outcome of the FCC’s action on this request for reconsideration or its effect on the Company.

FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 (the “1992 Cable Act”) require each television broadcaster to elect, at three-year intervals, either to (i) require carriage of its signal by cable systems in the station’s market (“must carry”) or (ii) negotiate the terms on which that broadcast station would permit transmission of its signal by the cable systems within its market (“retransmission consent”). Generally, the Company has elected retransmission consent for the stations owned and operated by Fox Television Stations. On November 30, 2007, the FCC resolved issues relating to carriage requirements for digital broadcast television signals on cable systems by concluding that cable operators are required to ensure that all “must carry” television signals remain viewable in homes with only analog equipment. In addition, the FCC reaffirmed that “must carry” stations that “multicast” several streams of digital programming are entitled to the carriage by cable systems of only a single “primary” programming stream. The digital signals of stations that elect retransmission consent may be carried in any manner consistent with the agreement between the cable system and the broadcaster. The Satellite Home Viewer Improvement Act of 1999 required satellite carriers, as of January 1, 2002, to carry upon request all television stations located in markets in which the satellite carrier retransmits at least one local station pursuant to the copyright license provided in the statute (“Carry One, Carry All”). FCC regulations implementing this statutory provision require affected stations to elect either mandatory carriage at the same three year intervals applicable to cable “must carry” or negotiate carriage terms with the satellite operators. Satellite carriers are expected to seamlessly replace stations’ analog signals with digital signals. In March 2008, the FCC decided that its Carry One, Carry All policy also applies to local stations’ HD DTV signals; however, satellite carriers may phase in the carriage of all HD DTV signals in a DMA over a four year period beginning in February 2010. Several cable and satellite operators have filed a petition for rulemaking with the FCC seeking changes in the retransmission consent regulations, including the imposition of mandatory arbitration and required interim carriage in the event the broadcaster and distributor fail to reach a carriage agreement. The broadcast industry, including Fox Television Stations, has opposed the petition. It is not possible to predict the timing or outcome of any FCC action on the petition or its effect on the Company.

Legislation enacted in 1990 limits the amount of commercial matter that may be broadcast during programming designed for children 12 years of age and younger. In addition, under FCC license renewal processing guidelines, television stations are generally required to broadcast a minimum of three hours per week of programming, which, among other requirements, must serve, as a “significant purpose,” the educational and informational needs of children 16 years of age and under. A television station found not to have complied with the programming requirements or commercial limitations could face sanctions, including monetary fines and the possible non-renewal of its license.

FCC rules prohibit the broadcast by television and radio stations of indecent or profane material between the hours of 6:00 a.m. and 10:00 p.m. Beginning in March 2004, the FCC implemented a new policy regarding this prohibition and generally stepped up its enforcement of indecency violations. Under the new policy, the single use of certain forbidden expletives, or variations of those expletives, were deemed “indecent” and “profane.” The FCC also warned broadcasters that serious multiple violations of the indecency prohibition could lead to license revocation proceedings, and that fines could be imposed for each incident in a single broadcast. Under the new FCC policy, both complaints about indecency and FCC enforcement actions have increased, and several complaints alleging the broadcast of alleged indecent or profane material by Fox Television Stations are pending at the FCC. As of June 2006, the law authorizes the FCC to impose fines of up to $325,000 per incident for violation of the prohibition against indecent and profane broadcasts.

On March 15, 2006, the FCC determined that the 2002 and 2003 Billboard Music Awards programs, both live broadcasts on FOX, violated the prohibitions against indecent and profane broadcasts because they contained isolated uses of the forbidden expletives (the “March 15 Order”). However, since these broadcasts preceded the FCC’s March 2004 policy, no forfeiture or other penalty was imposed. Nonetheless, in April 2006, Fox Television Stations appealed the March 15 Order to the Second Circuit Court of Appeals (the “Second Circuit”). On June 4, 2007, the Second Circuit granted Fox’s appeal, vacating the March 15 Order as well as the FCC’s new policy on “fleeting expletives” in its entirety on the grounds that both were arbitrary and capricious. The United States obtained review by the U.S. Supreme Court, which reversed the Second Circuit’s decision and remanded the case back to the Second Circuit for consideration of the constitutional issues that had been raised before but not yet decided by that court. On June 13, 2010, the Second Circuit vacated the March 15 Order and the FCC’s indecency policy underlying it on the grounds that the policy is unconstitutionally vague and violates the First Amendment.

On February 22, 2008, the FCC issued an order imposing forfeitures of $7,000 each on 13 FOX Affiliates, including five stations owned and operated by the Company, on the grounds that an April 7, 2003 episode of the program Married by America violated the prohibition against indecent broadcasts. On April 4, 2008, the United States commenced an action in federal district court in the District of Columbia against the five Company-owned stations to collect the forfeitures imposed by the FCC. One of the stations, WDAF-TV, subsequently paid the $7,000 forfeiture and was dismissed from the case in connection with the sale of that station by the Company to Oak Hill Capital Partners in July 2008. The Company moved to dismiss the suit on several grounds, including that the FCC’s forfeiture order is unconstitutional. It is not possible to predict the timing or outcome of this case or its effect on the Company.

Modifications to the Company’s programming to reduce the risk of indecency violations could have an adverse effect on the competitive position of Fox Television Stations and FOX. If indecency regulation is extended to cable and satellite programming, and such extension was found to be constitutional, some of the Company’s cable programming services could be subject to additional regulation that might affect subscription and viewership levels.

The FCC continues to enforce strictly its regulations concerning political advertising, children’s television, environmental concerns, equal employment opportunity, technical operating matters and antenna tower maintenance. FCC rules require the closed captioning of almost all broadcast and cable programming. Legislation being considered by Congress would extend closed captioning requirements to programming distributed over the Internet. If enacted, the legislation would also require some television and cable programming to be video described, i.e., a verbal description of key visual elements is inserted into natural pauses in the audio and broadcast over a separate audio channel. Although not required by FCC regulation, the Company has committed to provide program ratings information for its broadcast network programming for use in conjunction with V Chip technology, a technology that blocks the display of television programming based on its rating. FCC regulations governing network affiliation agreements mandate that television broadcast station licensees retain the right to reject or refuse network programming in certain circumstances or to substitute programming that the licensee reasonably believes to be of greater local or national importance. Violation of FCC regulations can result in substantial monetary forfeitures, periodic reporting conditions, short-term license renewals and, in egregious cases, denial of license renewal or revocation of license.

Internet

The Children’s Online Privacy Protection Act of 1998 (“COPPA”) prohibits websites from collecting personally identifiable information online from children under age 13 without prior parental consent. The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) regulates the distribution of unsolicited commercial emails, or “spam.” Online services provided by the Company may be subject to COPPA and CAN-SPAM requirements.

Some state legislatures have adopted legislation that regulates how businesses operate on the Internet, including measures relating to privacy and data security; others are considering specific legislation aimed at social networking sites, such as MySpace.com. Legislation has been introduced recently that would regulate the collection of data about consumers’ Web browsing activities across the Internet that are used to serve targeted advertising. In addition, in February 2009, the Federal Trade Commission’s staff released guidelines for Internet publishers (such as MySpace.com) and Internet advertising networks (such as FAN) to address concerns about consumer privacy, transparency and control raised by such collection and use of online behavioral data, and called for self-regulation. On July 3, 2009, the industry released a set of self-regulatory online behavioral advertising principles. It is unclear whether these industry efforts alone will address the concerns expressed by some federal and state officials. The effect of possible privacy and data security legislation on the Company’s business cannot be determined.

Some foreign governments are raising similar safety, security and privacy concerns. In particular, the EU is actively evaluating the privacy implications of online behavioral data collection and usage. Different policy options, including new regulations, are being considered at both the EU and member state levels. Most of this activity is in its early stages and tighter regulation of the collection of online data is like. It is unclear how any government action would affect the Company’s business.

The Company monitors pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments.

Raw Materials

As a major publisher of newspapers, magazines, free-standing inserts and books, the Company utilizes substantial quantities of various types of paper. In order to obtain the best available prices, substantially all of the Company’s paper purchasing is done on a centralized, volume purchase basis, and draws upon major paper manufacturing countries around the world. The Company believes that under present market conditions, its sources of paper supply used in its publishing activities are adequate.

Intellectual Property

The Company’s intellectual property assets include: copyrights in motion pictures, television programming, newspapers, books, magazines, websites and technologies; trademarks in names, logos and characters; domain names; patents or patent applications for inventions related to its products, business methods and/or services; and licenses of intellectual property rights of various kinds. The Company derives value from these assets through the theatrical release of films and the production, distribution and/or licensing of its films and television programming to domestic and international television and cable networks, pay television services, pay-per-view, video-on-demand services and DTH satellite services, operation of websites, and through the sale of products, such as DVDs, books, newspapers and magazines, among others.

The Company devotes significant resources to protecting its intellectual property in the United States and other key foreign territories. To protect these assets, the Company relies upon a combination of copyright, trademark, unfair competition, patent, trade secret and Internet/domain name statutes and laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case. Policing unauthorized use of the Company’s products and services and related intellectual property is often difficult and the steps taken may not in every case prevent the infringement by unauthorized third parties of the Company’s intellectual property. The Company seeks to limit that threat through a combination of approaches, including offering legitimate market alternatives, deploying digital rights management technologies, pursuing legal sanctions for infringement, promoting appropriate legislative initiatives and international treaties and enhancing public awareness of the meaning and value of intellectual property and intellectual property laws. Piracy, including in the digital environment, continues to present a threat to revenues from products and services based on intellectual property.

Third parties may challenge the validity or scope of the Company’s intellectual property from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources that could have an adverse effect on the Company’s operations. Moreover, effective intellectual property protection may be either unavailable or limited in certain foreign territories. Therefore, the Company engages in efforts to strengthen and update intellectual property protection around the world, including efforts to ensure the effective enforcement of intellectual property laws and remedies for infringement.